Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2017, relating to the combined and consolidated financial statements and financial statement schedule of MGM Growth Properties LLC appearing in the Annual Report on Form 10-K of MGM Growth Properties LLC for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

May 18, 2017